Exhibit 99.1

Crawford & Company® 1001 Summit Blvd Atlanta, GA 30319	For more information please contact: Sue Friesen/404.300.1604 Sue.friesen@us.crawco.com

FOR IMMEDIATE RELEASE

CRAWFORD & COMPANY® ACQUIRES MAJORITY INTEREST IN WEGOLOOK®, LLC

Atlanta, GA – December 6, 2016 – Crawford & Company® (www.crawfordandcompany.com) (NYSE: CRD-A and CRD-B), one of the world’s largest independent providers of claims management solutions to insurance companies and self-insured entities, today announced the acquisition of a majority interest in WeGoLook®, LLC (WGL™ or WeGoLook), an online and mobile collaborative economy platform headquartered in Oklahoma City, Oklahoma. This strategic investment in WeGoLook will enable Crawford® to revolutionize, automate and expedite the claim handling process by utilizing a large mobile workforce for automotive and property inspections. The acquisition of 85% of the membership interests of WeGoLook by Crawford, which is subject to certain conditions, has been approved by the Board of Directors of both companies for $36.125 million and is expected to close in early January 2017.

“I am very pleased to welcome WeGoLook’s employees, contractors, and customers to Crawford given the tremendous potential that I see as we combine WeGoLook’s innovative technology with Crawford’s global reach and client relationships,” commented Harsha V. Agadi, president and chief executive officer of Crawford & Company. “WeGoLook handles anything from automotive and property inspections to support the insurance industry as well as a broad range of general commerce transactions and verification of internet-based purchases. Their cost-effective services will allow Crawford to unlock the large, underserved market for high frequency claims, reduce claim handling fees, and help guard against fraud.”

Mr. Agadi continued, “Looking forward, our industry will continue to experience rapid change which will require innovative thinking and further investment. To ensure that Crawford stays at the forefront of this change, we have created Crawford Innovative Ventures, LLC, which will be led by Ken Fraser, EVP, chief strategy and development officer of Crawford. This entity has been formed to invest in strategic acquisitions and partnerships that will support the Crawford strategic plan. This arm will be a catalyst for change across the property and casualty industry and Crawford worldwide, bringing about new thinking, innovation and adding to our growing entrepreneurial culture. WeGoLook is the first such strategic acquisition.”

Robin Smith, chief executive officer of WeGoLook commented, “I am very proud of the company that our team has built, as WeGoLook is among the fastest growing and most innovative gig economy companies in the U.S. We are excited about our new partnership as Crawford’s global brand recognition and client relationships will be invaluable as we grow our business. I could not be more excited with what the future holds, and I remain committed to the combined company.”

Mr. Fraser commented, “WeGoLook is a forward thinking, technological company that dispatches over 30,000 ‘Lookers®’ to collect or verify information at the click of a button. A company like this gives us the mobility and manpower to serve as your feet on the street, delivering real-time efficient customized solutions needed to make informed decisions. WeGoLook fits perfectly into our global strategy of utilizing technology to become faster and more efficient as we strive to better serve our clients and grow our company. To that end, we plan to expand this business around the world, using our worldwide footprint and strong global property & casualty and TPA client relationships.”

Mr. Agadi concluded, “We are thrilled to be working with WeGoLook as the combination of our two companies will infuse Crawford with fresh ideas and expertise, as well as add an attractive brand with a business model for the future. Importantly, WGL will play a critical role in making Crawford grow at a much faster rate.”

About WeGoLook

Founded in 2009, Oklahoma City-based WeGoLook (wegolook.com) is a pioneering on-demand field inspection and verification services. With its web and mobile platform, the company empowers a 30,000+ mobile workforce, known as Lookers, to collect and verify information and fulfill custom tasks for businesses and consumers alike.

About Crawford

Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is one of the world’s largest independent providers of claims management solutions to the risk management and insurance industry, as well as to self-insured entities, with an expansive global network serving clients in more than 70 countries. The Crawford Solution® offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management, workers’ compensation claims and medical management, and legal settlement administration.

This press release contains forward-looking statements, including statements about the expected future financial condition, results of operations and earnings outlook of Crawford & Company. Statements, both qualitative and quantitative, that are not historical facts may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from historical experience or Crawford & Company’s present expectations. Accordingly, no one should place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Crawford & Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise or not arise after the date the forward-looking statements are made. For further information regarding Crawford & Company, including factors that could cause our actual financial condition, results or earnings to differ from those described in any forward-looking statements, please read Crawford & Company’s reports filed with the SEC and available at www.sec.gov or in the Investor Relations section of Crawford & Company’s website at www.crawfordandcompany.com.